Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
May 6, 2008		(858) 503-3233

MAXWELL TECHNOLOGIES REPORTS FIRST QUARTER FINANCIAL RESULTS

Ultracapacitor Revenue Up 64% as Top Line Grows by 38% vs. Q1 2007

CONFERENCE CALL & WEBCAST AT 5 P.M. (EDT) TODAY, MAY 6, 2008 – DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported revenue of $17.3 million for its first quarter ended March 31, 2008, an increase of 38 percent over the $12.6 million recorded in the same period in 2007. Operating loss for the first quarter 2008 was $3.4 million, compared with $4.5 million in the same period last year. First quarter 2008 net loss of $5.6 million, or $0.28 per share, compared with $4.0 million, or $0.24 per share, in the same period last year, was affected by a non-cash negative swing of approximately $2.5 million, or $0.12 per share, in the change in fair value of conversion features of convertible debentures issued in 2005.

BOOSTCAP® ultracapacitor revenue for Q108 increased by 64 percent to $5.4 million, compared with $3.3 million for the same period last year. The company’s high voltage capacitor and microelectronics product lines also generated increased sales, combining for Q108 revenue of $12.0 million, up 29 percent from the $9.3 million recorded in Q107.

“Heavy transportation and industrial applications that are advancing into production are contributing to a broader, more predictable revenue base for our emerging ultracapacitor product line,” said David Schramm, Maxwell’s president and chief executive officer. “Growing demand for ultracapacitors and substantial existing backlogs for our high voltage and microelectronics products are driving what we expect to be another strong revenue performance in the second quarter.”

Other significant recent developments include:

•

Announcement of a development collaboration with the Johnson Controls-Saft lithium-ion battery joint venture (JC-S), through which Maxwell will validate the cost, performance and environmental advantages of its proprietary dry fabrication process in the production of electrodes for lithium-ion batteries for hybrid-electric vehicles.

•

Announcement by Maxwell and NessCap Co., Ltd., that the companies have agreed to a framework for settling patent disputes relating to their respective ultracapacitor products and have signed a Memorandum of Understanding including a provision to immediately halt litigation.

•	Opening of an ultracapacitor customer support office in Munich, Germany, to service European automakers and global Tier 1 suppliers to the automotive and transportation industries.

•	Recognition of Maxwell’s high voltage capacitor group in Switzerland as the Siemens Power Transmission & Distribution High Voltage Circuit Breaker division’s 2007 Supplier of the Year.

“We are encouraged by the positive trends for our existing product lines, and we believe that leveraging our patented energy storage technology into the large and rapidly growing lithium-ion battery industry represents a new and exciting value-creation opportunity for Maxwell,” Schramm said. “The recently announced alliance with JC-S establishes a working relationship with the world’s largest producer of automobile batteries, and late last year we announced a product development and outsource manufacturing collaboration with China’s largest producer of lithium-ion batteries, the Lishen Battery Company.”

Q108 gross margin was 30 percent, compared with 29 percent in Q407, reflecting ongoing improvements in manufacturing costs and production efficiency. Cash, investments in marketable securities and restricted cash totaled $28.6 million as of March 31, 2008, compared with $30.2 million as of December 31, 2007. Complete financial statements will be available with the filing of the company’s Quarterly Report on Form 10-Q with the Securities & Exchange Commission within the next few days.

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MAXWELL REPORTS FIRST QUARTER FINANCIAL RESULTS

Management will conduct a conference call and simultaneous webcast to discuss first quarter financial results and the outlook for the balance of 2008 at 5 p.m. (EDT) today. The call may be accessed by dialing toll-free, (800) 862-9098 from the U.S. and Canada, or (785) 424-1051 for international callers. The live webcast may be accessed via the following link: http://www.maxwell.com/investors/investor-calendar.asp; subsequent replay may be accessed at the company’s Presentation Archive via the following link: http://www.maxwell.com/investors/presentations.asp.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Forward-Looking Statements - Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	the company’s history of losses and uncertainty about its ability to achieve or maintain profitability, or to obtain sufficient capital to finance its operations;

•	development and acceptance of products based on new technologies;

•	demand for original equipment manufacturers’ products reaching anticipated levels;

•	general economic conditions in the markets served by the company’s products;

•	cost-effective manufacturing and the success of outsourced manufacturing;

•	the impact of competitive products and pricing;

•	risks and uncertainties involved in foreign operations, including the impact of currency fluctuations;

•	product liability or warranty claims in excess of reserves.

For further information regarding risks and uncertainties associated with Maxwell’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Maxwell’s investor relations department at (858) 503-3233 or at our investor relations website: http://www.maxwell.com/investors/sec-filing.asp. All information in this release is as of May 6, 2008. The company undertakes no duty to update any forward-looking statement to reflect actual results or changes in the company’s expectations.

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MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Products	$16,777	$12,193
License fees and service revenue	557	363

Total revenues	17,334	12,556
Cost of sales	12,106	9,143

Gross profit	5,228	3,413
Operating expenses:
Selling, general and administrative	5,339	5,055
Research and development	3,207	2,817
Amortization of intangibles	83	19
Loss on sale of equipment	—	41

Total operating expenses	8,629	7,932

Loss from operations	(3,401)	(4,519)
Interest expense, net	(156)	(319)
Amortization of debt discount and prepaid debt costs	(728)	(904)
Gain (loss) on embedded derivatives and warrants	(993)	1,499
Other income (expense), net	(33)	96

Loss from continuing operations before income taxes	(5,311)	(4,147)
Income tax provision (benefit)	246	(99)

Net loss	$(5,557)	$(4,048)

Basic and diluted net loss per share	$(0.28)	$(0.24)

Shares used in computing net loss per common share - basic and diluted	20,164	17,086

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,625	$14,579
Investments in marketable securities	5,024	7,635
Trade and other accounts receivable, net	14,063	13,933
Inventories, net	16,371	14,717
Prepaid expenses and other current assets	1,831	1,657

Total current assets	52,914	52,521
Property and equipment, net	15,883	14,636
Intangible assets, net	3,318	3,154
Goodwill	23,598	21,183
Prepaid pension asset	9,662	8,369
Restricted cash	8,000	8,000
Other non-current assets	326	417

	$113,701	$108,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$12,094	$9,516
Accrued warranty	809	768
Accrued employee compensation	3,357	2,885
Short-term borrowings and current portion of long-term debt	17,072	16,472
Deferred tax liability - current portion	378	378

Total current liabilities	33,710	30,019
Deferred tax liability, long-term	1,493	1,493
Convertible debentures and long-term debt, excluding current portion	12,060	13,544
Stock warrants	922	577
Other long-term liabilities	580	535
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 20,795 and 20,417 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	2,077	2,042
Additional paid-in capital	176,561	172,899
Accumulated deficit	(125,651)	(120,094)
Accumulated other comprehensive income	11,949	7,265

Total stockholders’ equity	64,936	62,112

	$113,701	$108,280